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                                                                    Exhibit 9(j)
[Janus letterhead]




July 31, 2006

Janus Adviser Series
addressStreet151 Detroit Street
StateDenver, StateCO  80206-4805

Re:  Public Offering of Janus Adviser Long/Short Fund

Gentlemen:

I have acted as counsel for Janus Adviser Series, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission of a post-effective amendment to the Trust's registration statement with respect to the proposed sale of shares of beneficial interest, $0.001 par value, of Janus Adviser Long/Short Fund (the "Shares").

I have examined the Trust's Amended and Restated Trust Instrument and Bylaws, as amended, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, and such other records and documents as I have deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the Shares in the manner contemplated by the aforesaid post-effective amendment to the Trust's registration statement, such Shares will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. This opinion is for the exclusive use of the Trust in connection with the filing of such post-effective amendment to the Trust's registration statement with the Securities and Exchange Commission (and certain state securities commissions) and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose. This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.

Very truly yours,


/s/ Stephanie Grauerholz-Lofton
Stephanie Grauerholz-Lofton